As filed with the Securities and Exchange Commission on March 17, 2015

Registration No.333-197508

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JOYMAIN INTERNATIONAL DEVELOPMENT GROUP INC.
(Name of small business issuer in its charter)

Nevada	5070	68-0681552
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

No. 30 N. Zhongshan Road, Floor 40, Guluo District, Nanjing
Jiangsu Province, P.R.C. 210008
Tel: 011-86-18652999667

Copies to:
Hunter Taubman Weiss LLP
130 W. 42nd Street, Suite 1050
New York, NY 10036

Approximate date of proposed sale to the public:
As soon as practicable after the effective date of the registration statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [ ]
Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [X]

EXPLANATORY NOTE / DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-1 File No. 333-197508 (the “Registration Statement”) of Joymain International Development Group Inc. (the “Registrant”), pertaining to the registration for sale by the Registrant up to 172,000,000 shares of common stock, par value $0.001 par share (“Common Stock”), of the Registrant, which was filed with the Securities and Exchange Commission on July 18, 2014 and declared effective on August 1, 2014.

Pursuant to the Registration Statement, the offering (the “Offering”) was being conducted on a self-underwritten, best efforts basis at a fixed price of $0.07 per share for a period of 120 days from the effective date of the Registration Statement, and shall terminate on the earlier of (1) the date when the Registrant decided to do so, or (ii) when the Offering was fully subscribed for 172,000,000 shares of Common Stock. The Registration Statement went effective on August 1, 2014. On the same day, the Registrant commenced the Offering. During the period of 120 days from August 1, 2014, the Registrant sold 145,000 shares of Common Stock pursuant to the Registration Statement and the Offering expired on November 28, 2014.

As a result, the Offering pursuant to the Registration Statement has been terminated. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the Offering, the Registrant hereby files this Post-Effective Amendment No. 1 to remove from registration all shares registered under the Registration Statement that remained unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post-Effective Amendment No.1 to Form S-1 and authorized this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 1 to be signed on its behalf by the undersigned, thereunto duly authorized, on March 17, 2015.

Joymain International Development Group Inc.

By:	/s/ Suqun Lin
Suqun Lin
President, Chief Executive Officer,
Secretary and Director

By:	/s/ Chengjie He
Chengjie He
Chief Financial Officer, Principal Accounting
Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints CEO her true and lawful attorney-in-fact, with full power of substitution and resubstitution for her and in her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Suqun Lin	President, Chief Executive Officer	March 17, 2015
Suqun Lin	Secretary and Director

	Chief Financial Officer and	March 17, 2015
/s/ Chengjie He	Treasurer
Chengjie He	( Principal Accounting Officer)

/s/Jian Shao
Jian Shao	Chief Business Development	March 17, 2015
Officer